Exhibit 3.2

FIRST AMENDMENT TO BYLAWS
OF
AGILYSYS, INC.

(a Delaware corporation)

This First Amendment to Bylaws (the “Amendment”) is made and entered into effective as of May 25, 2023. All capitalized terms appearing herein that are not otherwise defined shall have the meanings ascribed to them in the Bylaws of Agilysys, Inc., dated effective February 2, 2022 (the “Existing Bylaws”).

Recitals

A.
Article X of the Existing Bylaws provides that the Board of Directors has the power to adopt, amend, alter or repeal the Existing Bylaws by an affirmative vote of a majority of the Board of Directors present at any regular or special meeting of the Board at which a quorum is present.
B.
The Board of Directors desire to amend the Existing Bylaws as follows:

Amendment

1.
Section 2.4(ii)(a) is hereby deleted in its entirety and replaced with the following:

(a) Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at a meeting of stockholders. Nominations of persons for election or re-election to the Board may be made at an annual meeting of stockholders only:

(1) pursuant to the Corporation’s notice of the meeting (or any supplement thereto);

(2) by or at the direction of the Board; or

(3) by any stockholder of the Corporation who is a stockholder of record both at the time of the giving of the notice required by this Section 2.4(ii) and at the time of the annual meeting, who shall be entitled to vote for the election of directors at the meeting and who shall have complied with the notice and other requirements set forth in this Section 2.4(ii); this clause (3) shall be the exclusive means for a stockholder to make nominations of persons for election to the Board at an annual meeting of stockholders.

In the case of a special meeting of stockholders, nominations of persons for election to the Board may be made pursuant to the Corporation's notice of meeting:

(1) by or at the direction of the Board; or

(2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.4(ii) is delivered to the secretary of the Corporation, who is entitled to vote at the meeting upon such election and who complies with the notice procedures set forth in this Section 2.4(ii).

2.
Section 2.4(ii)(f)(4) is hereby deleted in its entirety and replaced with the following:

(4) in the event that the stockholder or any Stockholder Associated Person is, or intends to be, part of a Group that intends to solicit proxies in support of nominations of persons for election to the Board of Directors other than the Corporation’s nominees for election to the Board of Directors, a representation as to whether such stockholder and any Stockholder Associated Person intend to comply with Rule 14a-19 promulgated under the Exchange Act, including soliciting the holders of at least sixty-seven percent (67%) of the voting power of the Corporation’s outstanding capital stock entitled to vote on the election of directors. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

3.
A new Section 2.4(ii)(k) shall be added to the Existing Bylaws and shall read as follows:

(k) To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must not have been an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, within the past three years or be a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or have been convicted in such a criminal proceeding within the past ten years.

4.
A new Section 2.4(ii)(l) shall be added to the Existing Bylaws and shall read as follows:

(l) Notwithstanding the foregoing provisions of this Section 2.4, unless otherwise required by law, (1) no stockholder or Stockholder Associated Person, if any, on whose behalf a nomination is made, shall solicit proxies in support of director nominees, other than the Corporation’s nominees, unless such stockholder and Stockholder Associated Person, if any, has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the requirement to provide the Corporation with the notices required thereunder in a timely manner and (2) if any stockholder or Stockholder Associated Person a) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and b) subsequently either (x) notifies the Corporation that such stockholder or Stockholder Associated Person no longer intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act or (y) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the proposed director nominees of such stockholder or Stockholder Associated Person. Upon request by the Corporation, if any stockholder or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder or Stockholder Associated Person shall deliver to the Corporation, no later than five (5) Business Days prior to the applicable meeting, reasonable documentary evidence that the requirements of Rule 14a-19 promulgated under the Exchange Act, including clause (a)(3) thereof, have been satisfied.

5.
Except as specifically modified herein, the Existing Bylaws remain unmodified and shall continue in full force and effect.
6.
This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the foregoing First Amendment to Bylaws of Agilysys, Inc. are hereby adopted as of the 25th day of May, 2023.

AGILYSYS, INC.
By:	/s/ Ramesh Srinivasan
Ramesh Srinivasan President and Chief Executive Officer

By:	/s/ Kyle C. Badger
Kyle C. Badger Senior Vice President, General Counsel and Secretary